Exhibit 5.1

November 22, 2021

Brighthouse Financial, Inc.

11225 North Community House Road,

Charlotte, North Carolina 28277

Brighthouse Financial, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-259372) (the “Registration Statement”) and the Prospectus Supplement, dated November 10, 2021 (the “Prospectus Supplement”), to the Prospectus, dated September 7, 2021, of Brighthouse Financial, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.850% Senior Notes due 2051 (the “Notes”), issued pursuant to the Senior Indenture, dated as of May 15, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the Second Supplemental Indenture, dated as of November 22, 2021, between the Company and the Trustee, providing for the Notes (the “Second Supplemental Indenture”; the Base Indenture, as supplemented and amended by the Second Supplemental Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated November 10, 2021, among the Company, BofA Securities, Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and other organizational documents and records of the Company and such other certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c) made such investigations of law as we have

Brighthouse Financial, Inc.	2	November 22, 2021

deemed appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the valid existence and good standing of the Trustee, (vi) the corporate or other power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vii) the due authorization, execution and delivery of the Indenture by the Trustee, (viii) the enforceability of the Indenture against the Trustee and (ix) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that the Notes constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on November 22, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP